UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 29, 2006

Wise Metals Group LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware		52-2160047
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

857 Elkridge Road, Suite 600

Linthicum, Maryland 210908

(Address of principal executive offices)

(410) 636-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On December 29, 2006, in response to a comment by the staff of the Securities and Exchange Commission (the “SEC”) concerning segment disclosure and to ensure that its financial reporting remains in full compliance with Generally Accepted Accounting Principles, the Audit Committee (the “Audit Committee”) of the Board of Directors of Wise Metals Group LLC (the “Company”) and Management of the Company concluded that the Company’s financial statements (i) as of December 31, 2005 and 2004 and for the fiscal years ended December 31, 2005, 2004 and 2003, (ii) as of and for each of the three fiscal months ended March 31, 2006 and 2005, June 30, 2006 and 2005 and September 30, 2006 and 2005, and (iii) as of and for each of six and nine months ended June 30, 2006 and 2005 and September 30, 2006 and 2005, will be amended to provide supplementary segment information. The Company intends to restate its historical presentation of a single business segment to disclose information for two reportable segments, Wise Alloys and Wise Recycling.

As the amendment of these filings relates only to the disclosure of the Company’s segment information, the amounts previously reported in the Company’s Consolidated Statements of Operations, including net sales, operating income, net income, and adjusted earnings before interest, income taxes, depreciation and amortization, will remain unchanged. In addition, the amendment has no effect on the information reported in the Company’s Consolidated Balance Sheets or Consolidated Statements of Cash Flows, and has no effect upon the liquidity or financial condition of the Company.

The Company has reviewed the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of December 31, 2005. The Company will report on the results of its review in its amended Form 10-K for the year ended December 31, 2005 when it is filed with the SEC.

The Company’s management and the Audit Committee have discussed the matters disclosed in this current report on Form 8-K with Ernst & Young LLP, the Company’s independent registered public accounting firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISE METALS GROUP LLC

By:	/s/ Kenneth R. Stastny
Name:	Kenneth R. Stastny
Title:	Chief Financial Officer

Date: January 5, 2007